Exhibit 99.1

PRESS RELEASE

Friday, October 17, 2003

For Immediate Release
Contact:	Cathy Reines, Chief Financial Officer
(360) 459-1100
(360) 459-0137 (Fax)

Venture Financial Group

Announces the Addition of Stock to its Repurchase Plan

LACEY, Wash. – October 17, 2003 – Venture Financial Group, Inc., announced that on Wednesday, October 15, 2003, its board of directors authorized an additional 150,000 shares of stock be added to the stock repurchase program authorized on February 19, 2003.  The company has repurchased approximately 110,000 of the 125,000 shares previously authorized under the plan.  The stock repurchase program authorizes the company to make scheduled purchases over time in either privately negotiated transactions or through the open market. The planned repurchases will, among other things, be subject to applicable federal securities laws.  Some of the company’s executive officers and directors have indicated that they may sell shares under the stock repurchase plan.

Venture Financial Group is the parent company of Venture Bank.  Venture Bank, with 20 offices in four western Washington counties, offers a full spectrum of financial services including commercial, construction, residential and consumer lending, deposit products and other banking services.  The bank also provides a broad range of investment services through its Investment Services division.  Further information about the bank may be found at www.venture-bank.com.

Certain statements contained herein may constitute forward-looking statements within the meaning of the federal securities laws.  Actual results and the timing of certain events could differ materially from those projected in the forward-looking statements due to a number of factors.  For a list of risks and uncertainties, which could affect results and timing, see the Company’s SEC filings.  This press release includes forward looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995 which management believes are a benefit to shareholders.  These statements are necessarily subject to risks and uncertainty including the timing and amount of any repurchases by the company and sales by any executive officers or directors, as well as others set forth from time to time in the company’s filings with the SEC.